Exhibit 99.1
ODYSSEY INVESTMENT PARTNERS COMPLETES ACQUISITION OF SM&A
NEWPORT BEACH, Calif., December 29 – SM&A (formerly Nasdaq: WINS), the world’s foremost management consulting firm providing solutions to PURSUE, WIN and PERFORM on competitive procurement projects, and Odyssey Investment Partners, LLC, a leading middle-market private equity firm, today announced that an affiliate of Odyssey has completed its acquisition of SM&A in a merger transaction valued at approximately $119.6 million.
SM&A stockholders approved the transaction at a special stockholder meeting held on December 29, 2008.
SM&A stockholders will receive $6.25 in cash for each share of SM&A that they owned immediately prior to the merger. The Odyssey affiliate acquired 100% of the outstanding shares of the Company and consequently the Company’s stock will no longer be traded on the Nasdaq Stock Market. Union Bank of California, the paying agent for this transaction, will mail letters of transmittal to all SM&A stockholders of record immediately following the merger with instructions on how to deliver their stock certificates to the paying agent in exchange for the payment of the merger consideration. Stockholders should not surrender their stock certificates until they have completed the letter of transmittal. Stockholders who held their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to receive the merger consideration.
Cathy McCarthy, president and chief executive officer of SM&A, commented, “We are delighted to begin our partnership with Odyssey Investment Partners. This relationship will enhance our growth prospects, which we believe will lead to attractive new opportunities for our clients and employees.”
Bill Hopkins, Managing Principal of Odyssey Investment Partners, LLC, said, “SM&A is an outstanding addition to our portfolio, as it is well-positioned for long-term growth in exciting markets. We are delighted to have completed this transaction in a timely manner and look forward to working closely with the SM&A management team to achieve our shared goals.”
Caltius Mezzanine provided financing for the transaction, including senior notes, senior subordinated notes and an equity co-investment.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PURSUE for business capture, WIN competitive procurements and PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
About Odyssey Investment Partners, LLC
Odyssey Investment Partners, LLC, based in New York, is a leading middle-market private equity fund with more than $1.2 billion under management. Odyssey Investment Partners, LLC makes majority, controlled investments primarily in established middle-market companies in a variety of industries, including industrial manufacturing, business, financial and healthcare services, aerospace products, and localized and route-based service businesses. For further information about Odyssey Investment Partners, LLC, please visit http://www.odysseyinvestment.com.
About Caltius Mezzanine
Based in Los Angeles, CA, Caltius Mezzanine provides innovative capital solutions in amounts of $5 to $75 million to middle-market companies throughout North America. Since its founding in 1997, Caltius Mezzanine has invested in over thirty-seven companies in a broad range of industries to support acquisitions, recapitalizations, buyouts, and organic growth. Caltius Mezzanine is currently investing out of its fourth fund, Caltius Partners IV, LP, a $500 million fund that closed in May 2008. For more information, please visit http://www.caltiusmezzanine.com.
Contact: SM&A:
James R. Eckstaedt
Chief Financial Officer
(949) 975-1550
SM&A:
Katie Haddock
Dir. of Corp. Communications
(949) 975-1550
Investor Contact:
Lytham Partners, LLC
Joe Diaz, Robert Blum
(602) 889-9700
Odyssey Investment Partners:
Mark Semer / Joe Kuo
Kekst and Company
(212) 521-4802 / 4863
Caltius Mezzanine:
Michael Kane
Managing Principal
(310) 996-9585